Exhibit 99.1

ChannelAdvisor Appoints Marc Huffman to Board of Directors

Research Triangle Park, NC - March 14, 2016 - ChannelAdvisor Corporation (NYSE: ECOM), a leading provider of cloud-based e-commerce solutions that enable retailers and branded manufacturers to increase global sales, today announced that Marc Huffman, president, worldwide sales and distribution of NetSuite Inc., has been appointed to the company’s Board of Directors.
“We are extremely pleased that Marc has joined our Board of Directors,” said Scot Wingo, executive chairman of ChannelAdvisor. “Marc is a proven leader with over 20 years of sales, management and operational experience in the software industry, and we believe he will be a tremendous asset to ChannelAdvisor as we continue to scale our global leadership position in e-commerce.”
In his role as the president, worldwide sales and distribution of NetSuite Inc., the industry’s leading provider of cloud-based financials/ERP (enterprise resource planning) and omnichannel commerce software suites, Huffman is charged with driving NetSuite’s worldwide sales and leading global sales operations. Huffman joined NetSuite in 2003 and held sales executive positions including VP of Sales, SVP of Sales, North America and most recently, SVP of North American Verticals, Channels and APAC. Before joining NetSuite Inc., he was a group sales director at Oracle Corporation from 1996 to 2003. Earlier in his career, he was a sales manager at Hayden Enterprises from 1995 to 1996. Mr. Huffman received a B.S. degree in business with emphasis on marketing from California State University, Chico.
About ChannelAdvisor
ChannelAdvisor (NYSE: ECOM) is a leading provider of cloud-based e-commerce solutions that enable online retailers and branded manufacturers to integrate, manage and optimize their merchandise sales across hundreds of online channels including Amazon, Google, eBay, Facebook and more. Through automation, analytics and optimization, ChannelAdvisor customers can leverage a single inventory feed to more efficiently list and advertise products online, and connect with shoppers to increase sales. Billions of dollars in merchandise value are driven through ChannelAdvisor’s platform every year, and thousands of customers use ChannelAdvisor’s solutions to help grow their businesses. For more information, visit www.channeladvisor.com.
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Media Contact:
Sarah O'Dea
ChannelAdvisor Corporation
sarah.odea@channeladvisor.com
919-228-4784
Investor Contact:
Garo Toomajanian
ICR, LLC
ir@channeladvisor.com
919-228-2003